Exhibit 10.37

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [****].

Redacted portions filed separately with

Confidential Treatment Application.

STOCK PURCHASE AGREEMENT

by and among

BIOMARIN PHARMACEUTICAL INC.,

HUXLEY PHARMACEUTICALS, INC.

and

THE STOCKHOLDERS OF HUXLEY PHARMACEUTICALS, INC.

DATED October 20, 2009

i

EXHIBITS

Exhibit A	-	Definitions [**portions redacted**]
Exhibit 1.3	-	Stockholder Information and Ownership [**portions redacted**]
Exhibit 2.14	-	Stock Option Plan
Exhibit 5.2(b)	-	Form of First Amendment to License Agreement [**redacted in its entirety**]
Exhibit 5.16	-	Form of Escrow Agreement

Stockholder Disclosure Schedule [**redacted in its entirety**]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of October 20, 2009, by and among BioMarin Pharmaceutical Inc., a Delaware corporation (the “Purchaser”), Huxley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company set forth on the signature pages hereto (collectively the “Stockholders” and individually, a “Stockholder”).

RECITALS

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, upon the terms and conditions set forth herein, the Stockholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Stockholders, all of the Shares in exchange for the consideration set forth herein;

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Stockholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Stockholders, all right, title and interest in and to the Shares, free and clear of all Liens.

Section 1.2 Purchase Price. The aggregate cash amount to be paid for the Shares shall be Fifteen Million Dollars (US $15,000,000) (the “Closing Date Amount”), plus any contingent payment(s) that might become payable to the Stockholders pursuant to Section 1.4 (all such amounts paid to the Stockholders being hereinafter referred to as the “Purchase Price”).

Section 1.3 Payment of Purchase Price.

(a) At the Closing, the Closing Date Amount shall be paid by the Purchaser as follows (i)[****] (the “Escrow Amount”) shall be deposited into the Escrow Account subject to the Escrow Agreement (the “Escrow Account”), and (ii) [****] shall be paid by wire transfer to the Stockholders in the portions and to the accounts listed on Exhibit 1.3 opposite each such Stockholder’s name.

(b) At the Closing, the Stockholders shall transfer, grant, convey, sell and assign to the Purchaser all of the issued and outstanding shares of capital stock of the Company, including all outstanding options, warrants, rights or other securities convertible into shares of

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

capital stock of the Company. At the Closing and thereafter, each Stockholder shall enter into such instruments of transfer, including stock powers and stock transfer agreements, as may be requested by the Purchaser to evidence such transfer and shall deliver to the Purchaser all physical original certificates evidencing all such securities or rights with stock transfer powers appropriately completed and signed.

Section 1.4 Contingent Payments. [****]

(a) Marketing Authorization in Europe. Upon receipt by the Purchaser or any Affiliate or Sublicensee of the Purchaser of approval of an MAA granted by the EC for a Product, the Purchaser shall pay to the Stockholders an aggregate cash amount of Six Million Five Hundred Thousand Dollars (US $6,500,000).

(b) EU Annual Net Sales. [****].

(c) EU Cumulative Net Sales. [****].

(d) Receipt of FDA Orphan Designation. Upon receipt by the Purchaser or any Affiliate or Sublicensee of the Purchaser of orphan drug designation from the FDA for a Product for the treatment of LEMS, the Purchaser shall pay to the Stockholders an aggregate cash amount of One Million Dollars (US $1,000,000).

(e) [****]

(f) [****]

(g) [****].

(h) [****].

[****]

Section 1.5 Net Sales Reports. [****]

Section 1.6 Audits. The Purchaser shall keep or cause to be kept complete, true and accurate books of account and records showing the derivation of all amounts payable to the Stockholders in connection with this Agreement. Such books of record shall be preserved until at least the seventh (7th) anniversary of the Closing Date. [****]

Section 1.7 Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Exhibit A hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

STOCKHOLDERS

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Except as set forth on the Stockholder Disclosure Schedule, (a) the Company and the Stockholders hereby, jointly and severally, represent and warrant to the Purchaser as of the date hereof, and (b) the Stockholders hereby, jointly and severally, represent and warrant to the Purchaser as of the Closing Date, as set forth below. Information and qualifications set forth in one Section of the Stockholder Disclosure Schedule shall be deemed to have been disclosed in all other Sections of the Stockholder Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other Section.

Section 2.1 Organization; Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted as of the Closing Date and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 2.1 of the Stockholder Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has made available to the Purchaser complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

(b) For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”, and collectively, “Changes”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, (i) will result in the failure of the Company to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated by this Agreement, or (ii) has a material adverse effect on (A) the business, assets, liabilities, capitalization, prospects, condition (financial or other) or results of operations of the Company, or (B) the ability of the Company and the Stockholders to consummate the transactions contemplated by this Agreement; provided, that “Company Material Adverse Effect” shall not include Changes in conditions in the U.S. or global economy or capital or financial markets generally. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in this paragraph.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of one hundred million (100,000,000) shares of Company Common Stock and zero shares of preferred stock, $.0001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of October 20, 2009, (i) 13,194,670 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common

Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b) There are no issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.

(c) Except as set forth on Section 2.2(c) of the Stockholder Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Each of the foregoing options that is set forth on Section 2.2(c) of the Stockholder Disclosure Schedule shall be exercised or terminated on or prior to the Closing Date. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based stock or equity rights or similar stock or equity rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(d) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, as amended, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock or equity interests of the Company, or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity, other than as set forth in Section 2.2(e) of the Stockholder Disclosure Schedule.

Section 2.3 Subsidiaries. The Company does not have any direct or indirect Subsidiaries.

Section 2.4 Authority, No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company or the Stockholders of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. Section 2.4(b) of the Stockholder Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: (i) in connection with the execution and delivery of this Agreement by the Company or the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement, or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated hereby.

Section 2.5 Company Financial Statements; Undisclosed Liabilities.

(a) Section 2.5(a) of the Stockholder Disclosure Schedule includes true, correct and complete copies of the following financial statements (collectively, the “Company Financial Statements”):

(i) The unaudited consolidated balance sheet of the Company as of December 31, 2008 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the period then ended; and

(ii) the unaudited consolidated balance sheet of the Company as of September 30, 2009 (the “Unaudited Interim Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the nine months then ended.

(b) Each Company Financial Statement: (i) is complete in all respects and has been prepared in conformity with (A) the books and records of the Company, and (B) GAAP applied on a consistent basis throughout the periods covered thereby; and (ii) fairly presents, in all material respects, the consolidated financial position of the Company as of such dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company for the periods then ended, except that the Company Financial Statements relating to non-year end periods (x) are subject to normal recurring year-end audit adjustments, none of which would individually or in the aggregate be material, and (y) do not contain all footnotes thereto which may be required in accordance with GAAP. No financial statement of any Person (other than the Company) is required by GAAP to be included in the Company Financial Statements.

(c) The books and records of the Company (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP, and (ii) are complete and correct in all material respects. The Company maintains proper and adequate internal accounting controls which provide assurance that (x) transactions are executed in accordance with management’s authorization, (y) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (z) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 2.6 No Undisclosed Liabilities; Indebtedness.

(a) The Company does not have any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements contained in the Company Financial Statements; (ii) liabilities incurred in the Ordinary Course of Business since the date of the Unaudited Balance Sheet; (iii) liabilities in respect of the Company’s transaction expenses with respect to the items set forth in Section 2.20(b) of the Stockholder Disclosure Schedule; and (iv) liabilities that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Section 2.6(b) of the Stockholder Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness for borrowed money of the Company is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 2.6(b), “indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business),

(vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (xi) all letters of credit issued for the account of such person, and (x) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 2.6(b) of the Company may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

Section 2.7 Absence of Certain Changes or Events. Except as set forth on Section 2.7 of the Stockholder Disclosure Schedule, since the date of the Unaudited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (i) any Change that has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Purchaser pursuant to Section 5.2(b) of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.8 Taxes.

(a) The Company has properly filed or caused to be filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid or caused to be paid on a timely basis all material Taxes that were due and payable by it. The unpaid Taxes of the Company for Tax periods through the date of the Unaudited Interim Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and all unpaid Taxes of the Company for all Tax periods commencing after the date of the Unaudited Interim Balance Sheet arose in the Ordinary Course of Business or as a result of the transactions contemplated by this Agreement. The Company does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, provincial, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company. All material Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.

(b) The Company has made available to the Purchaser complete and accurate copies of all (i) income, franchise, indirect and corporate excise Tax Returns of the Company that have been filed relating to Taxes for all taxable periods for which the period for the assessment or collection of Taxes has not expired under the applicable statute of limitations, and (ii) private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, notices of assessment, closing agreements, settlement agreements and pending ruling requests submitted by, received by, or agreed to by or on behalf of the Company relating to any material Taxes for all such periods. No examination or audit of any Tax Return of the Company by any Governmental Body is currently in progress or, to the Knowledge of the Stockholders, threatened or contemplated and there are no matters under discussion with any Governmental Body relating to Taxes asserted by such Governmental Body. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or may be subject to taxation by that jurisdiction. The Company has not agreed to extend or waive the statute of limitations for the assessment or collection of any material Taxes which agreement or waiver remains in effect.

(c) There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(d) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(e) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

Section 2.9 Owned and Leased Real Properties.

(a) The Company does not own and has never owned any real property.

(b) Section 2.9(b) of the Stockholder Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively “Company Leases”) and the location of the premises. Neither the Company, nor, to the Stockholders’ Knowledge, any other party to any Company Lease, is in default under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable against the Company, and, to the Stockholders’ Knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has made available to the Purchaser complete and accurate copies of all Company Leases.

Section 2.10 Intellectual Property.

(a) Section 2.10(a) of the Stockholder Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded, other than any failure to properly execute and record such assignments that is not material to the Company. Except as set forth in Section 2.10(a) of the Stockholder Disclosure Schedule, to the Knowledge of the Stockholders, all issued Company Registrations are valid and enforceable, all pending patent applications included in the Company Registrations if issued would be valid and enforceable, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Stockholders, threatened, and the Stockholders have no Knowledge of any material fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications.

(c) The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens and all joint owners of the Company Owned Intellectual Property are listed in Section 2.10(c) of the Stockholder Disclosure Schedule. To the Stockholder’s Knowledge, the Company Licensed Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in the manner currently conducted and contemplated as of the date of this Agreement to be conducted in the future by the Company, other than any Intellectual Property the failure of which to be included in the Company Intellectual Property has not been, and would not reasonably be expected to be, material to the Company. To the Stockholders’ Knowledge, the Company Intellectual Property includes Patent Rights which contain claims that are directed to the product candidates that are currently being developed by or on behalf of the Company (the “Product Candidates”).

(d) The Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to information privacy and security, except for failures to comply that are not material to the Company. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Stockholders, threatened against the Company. To the Knowledge of the Stockholders, there has been no: (i) unauthorized disclosure of any third-party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of any of the Company’s security procedures wherein confidential information has been disclosed to a third person.

(e) The conduct of the business of the Company, as it is currently conducted and as it is currently contemplated to be conducted, does not, in any material respect, infringe, violate or constitute a misappropriation of any Intellectual Property of any third-party. The Company has not received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or (ii) advising that such person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property. To the Stockholder’s Knowledge, none of the manufacturing for commercial sale, marketing or sale of any Product Candidate would infringe, violate or constitute a misappropriation of any Intellectual Property of any third-party.

(f) To the Knowledge of the Stockholders, no person (including any current or former employee or consultant of the Company) or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Purchaser complete and accurate copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Intellectual Property, other than any correspondence, analyses or legal opinions under which the Company would reasonably be expected to lose its attorney-client privilege if such materials were made available to the Purchaser (and provided, in the case of any such correspondence, analyses or legal opinions provided following the date of this Agreement, such privilege cannot be reasonably sufficiently protected using a joint defense or other similar agreement).

(g) Section 2.10(g) of the Stockholder Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 2.10(g) of the Stockholder Disclosure Schedule, the Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any of the Product Candidates or any third-party Intellectual Property rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Section 2.10(h) of the Stockholder Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than Five Thousand Dollars (US $5,000)), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third-party inventions, methods, services, materials or processes are included in or required to Exploit any of the Product Candidates, except as specifically set forth in Section 2.10(h) of the Stockholder Disclosure Schedule.

(i) Each employee of the Company and each independent contractor of or consultant to the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(j) The Company has not sought, applied for or received any support, funding, resources or assistance from any federal, state, provincial, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of any of the Product Candidates or any facilities or equipment used in connection therewith.

(k) The execution and delivery of this Agreement by the Company and the Stockholders, the consummation by the Company or the Stockholders of the transactions contemplated hereby and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property that is useful to the business of the Company, as it is currently conducted and as it is contemplated as of the date of this Agreement to be conducted, excluding currently-available, off the shelf software programs.

Section 2.11 Agreements; Government Contracts.

(a) Section 2.11(a) of the Stockholder Disclosure Schedule sets forth a complete and accurate list of each agreement to which the Company is a party or bound (collectively, the “Company Agreements”). Complete and accurate copies of all of the agreements listed in Section 2.11(a) of the Stockholder Disclosure Schedule have heretofore been made available to the Purchaser. Each Company Agreement is in full force and effect and is enforceable in accordance with its terms against the Company, and, to the Stockholders’ Knowledge, against each other party thereto. Neither the Company nor, to the Stockholders’ Knowledge, any other party to any Company Agreement is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Except as set forth in Section 2.11(b) of the Stockholder Disclosure Schedule, there is no non-competition or other similar agreement, judgment, injunction or order to which the Company is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company as currently conducted and as proposed to be conducted. Except as set forth on Section 2.11(b) of the Stockholder Disclosure Schedule, the Company has not entered into (or is otherwise bound by) any agreement under which it is now, or following the Closing the Purchaser or any of the Purchaser’s Affiliates (including the Company) would be, restricted from selling, licensing or otherwise distributing any of their respective technology, products or Product Candidates, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(c) Except as set forth on Section 2.11(c) of the Stockholder Disclosure Schedule, the Company is not a party to any agreement under which a third-party would be entitled to receive a license or any other right to Intellectual Property of the Purchaser or any of the Purchaser’s Affiliates following the Closing.

(d) The Company is not nor has it been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; no such suspension or debarment has been initiated or, to the Stockholders’ Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that would be applicable to the Company or through the Company to the Purchaser or its Affiliates (including the Company). The Company has not since inception been audited or investigated and is not now being audited or, to the Stockholders’ Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Body, any similar agencies or instrumentalities of any foreign Governmental Body, or any prime contractor with a Governmental Body nor, to the Stockholders’ Knowledge, has any such audit or investigation been threatened. To the Stockholders’ Knowledge, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Body, or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, have had, or would reasonably be expected to result in, a Company Material Adverse Effect. The Company does not have any agreements which require it to obtain or maintain a security clearance with any Governmental Body.

Section 2.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Stockholders, threatened against the Company. There are no judgments, orders or decrees outstanding against the Company that, individually or in the aggregate, are material to the Company. No claims have been asserted or, to the Knowledge of the Stockholders, threatened against the Company relating to services, products or product candidates developed, tested, manufactured, marketed, distributed or sold by or on behalf of the Company.

Section 2.13 Environmental Matters.

(a) Except for such matters that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect:

(i) the Company has at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) the Company has all permits, licenses and approvals required under Environmental Laws to operate and conduct its business as currently operated and conducted;

(iii) to the Stockholders’ Knowledge, the Company is not subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third-party;

(iv) to the Stockholders’ Knowledge, there is no Contamination of or at the properties currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures);

(v) the Company has not Released any Hazardous Substance into the environment;

(vi) the Company has not received any notice, demand, letter, claim or request for information, nor is the Company aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law;

(vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Body or is subject to any indemnity or other agreement with any third-party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(viii) to the Stockholders’ Knowledge, there are no circumstances or conditions involving the Company that would reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law;

(ix) to the Stockholders’ Knowledge, none of the properties currently or formerly owned, leased or operated by any of the Company is listed in any list, schedule, log, inventory or record maintained by any federal, state, provincial or local Governmental Body with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(x) to the Stockholders’ Knowledge , none of the properties currently or formerly owned, leased or operated by the Company is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xi) to the Stockholders’ Knowledge , there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the

Company, and no underground tank previously located on these properties has been removed therefrom; and

(xii) to the Stockholders’ Knowledge, there are no Liens against any of the properties currently owned, leased or operated by the Company arising under any Environmental Law.

(b) Section 2.13(b) of the Stockholder Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third-party, and whether done at the initiative of the Company or directed by a Governmental Body or other third-party) which were issued or conducted during the past five (5) years and of which the Company has possession or to which the Company has access. A complete and accurate copy of each such document has been made available to the Purchaser.

Section 2.14 Employees and Employee Benefit Plans.

(a) The Company has never had nor currently has any employees.

(b) Except for the 2009 Stock Option Plan, a form of which is attached hereto as Exhibit 2.14 (the “Stock Option Plan”), neither the Company nor its respective ERISA Affiliates has ever had nor currently has any Employee Benefit Plans. Except as set forth on Section 2.14(b) of the Stockholder Disclosure Schedule, all options granted pursuant to the Stock Option Plan have been exercised and the Stock Option Plan has been terminated without any further options outstanding or agreements, whether written or oral, to issue equity securities or similar rights relating to equity securities of the Company. Each of the options or agreements, whether written or oral, to issue equity securities or similar rights relating to equity securities of the Company that is set forth on Section 2.14(b) of the Stockholder Disclosure shall be exercised or terminated on or prior to the Closing Date.

(c) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company. Terms defined in this Section 2.14(c) by reference to the meaning given to such term in a provision of ERISA or the Code refer to all plans, agreements or arrangements that fall within such meaning, regardless of whether the plan, agreement or arrangement in question is itself subject to ERISA or the Code.

Section 2.15 Compliance With Laws.

(a) The Company has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any statute, law or regulation, including any applicable Healthcare-Related Law, with respect to the conduct of its business or the ownership or operation of its properties or assets, and, without limitation, has implemented written compliance policies and procedures to the extent required by any jurisdiction(s) in which the Company operates. The Company has not received any notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b) Each of the Product Candidates is being, and at all times has been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable Healthcare-Related Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices.

(c) The Company is not required to have any Registrations from the FDA, EMEA or any other comparable Governmental Body to conduct its business as is currently being conducted.

(d) To the Stockholders’ Knowledge, the pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable Healthcare-Related Laws, including the good clinical practice and good laboratory practice requirements contained in 21 C.F.R. Parts 50, 54, 56, 58 and 312, the post-market study and clinical trial requirements set forth in 21 U.S.C. § 355(o), and the clinical trial disclosure requirements set forth in 42 U.S.C. § 282(j). The Company has not been notified by any Governmental Body of any restriction on the pre-clinical or clinical trials conducted or currently being conducted by or on behalf of the Company. To the Stockholders’ Knowledge, the descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of the Company that have been made available to the Purchaser are complete and accurate in all material respects.

(e) The Company is not subject to any obligation arising under an administrative, judicial or regulatory action or has, since inception, received any warning or untitled letter, report of inspection observations (including FDA Form 483s), establishment inspection report, notice of violation, or other document from the FDA or any other Governmental Body relating to the Product Candidates and alleging a lack of compliance by the Company with any Healthcare-Related Law.

(f) The Company is not subject to any investigation that is pending and of which the Company has been notified or, to the Stockholders’ Knowledge, which has been threatened, by (i) the FDA, (ii) the Department of Health and Human Services or Department of Justice, or (iii) any comparable Governmental Body, or subject to any determination by a Governmental Body excluding, suspending, debarring or otherwise restricting, or proposing to so restrict the Company from participation in any health care program, whether pursuant to 42 U.S.C. § 1320a-7, 21 U.S.C. § 335a, or other applicable law.

(g) Neither the Company nor, to the Stockholders’ Knowledge, any of the Company’s officers, employees, contractors or agents, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other state or foreign governmental authority to invoke substantially similar policies.

(h) Neither the Company nor, to the Stockholders’ Knowledge, any of the Company’s officers, employees, contractors or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar state or foreign law. The Company has not used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 312.70 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 312.70.

(i) The Company has not submitted any claim seeking payment directly or indirectly from any healthcare payment program in connection with any products or Product Candidates.

(j) To the Stockholders’ Knowledge, the Company has not failed to comply in any material respect with any applicable security and privacy standards regarding protected health information under HIPAA, any applicable foreign, federal, state, provincial or local privacy laws, or any contractual requirements relating to the privacy and/or security of individually identifiable health information.

(k) Set forth in Section 2.15(k) of the Stockholder Disclosure Schedule is a true and complete list of all of the Product Candidates noting, where applicable, (i) the phase as of the date of this Agreement of clinical trial or development each Product Candidate is in, and (ii) those Product Candidates where FDA and/or other regulatory approval including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has made available to the Purchaser complete and accurate copies of, without limitation, (I) any investigational new drug applications or new drug applications submitted to the FDA or any other Governmental Body by or on behalf of the Company, including any supplements thereto, (II) all final study results and/or final study reports relating to Product Candidates for studies performed by AP-HP or used to support the current MAA, (III) all correspondence to or from the FDA or other Governmental Bodies in the Company’s possession, including meeting minutes and records of material contacts, (IV) all documents in the Company’s possession related to inspections by the FDA or other Governmental Bodies, and (V) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to the Product Candidates.

Section 2.16 Permits. The Company has all permits, licenses and franchises from Governmental Bodies required to conduct its business as now being conducted and that are material to the Company (the “Company Permits”). The Company is in compliance with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.17 Named Patient Sales. All named patient sales of the Product made by the Company or any licensee or contractor of the Company prior to the Closing Date have been made in accordance with all applicable law. The Company has provided the Purchaser with a complete and accurate schedule of all named patient and preapproval Product sales made during the period beginning on April 24, 2009 through August 31, 2009.

Section 2.18 Labor Matters. Section 2.18 of the Stockholder Disclosure Schedule contains a list of all consultants to the Company, along with the annual compensation payable to such person and the terms of all compensation arrangements, including any payments due to such person as a result of the consummation of the transactions contemplated by this Agreement or the termination of such services. Each current or past consultant of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Purchaser. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies. The Company is in material compliance with all applicable laws relating to the hiring, employment, and termination of employees.

Section 2.19 Insurance. The Company does not maintain any insurance policies.

Section 2.20 Brokers, Schedule of Fees and Expenses.

(a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of any Stockholder, the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

(b) Section 2.20(b) of the Stockholder Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of the Financial Advisor and of the Company’s legal counsel and accountants).

Section 2.21 Title to and Sufficiency of Assets.

(a) The Company has good, valid, transferable and marketable title to, or valid leasehold interests or license interests in, all of its properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

(b) The property and other assets owned by the Company or used under enforceable Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the transactions contemplated hereby.

Section 2.22 Inventory. All Product and active pharmaceutical ingredients of the Product (“API”) owned by Seratec SAS and AGEPS (i) has been manufactured in compliance in all material respects with all applicable EU Healthcare-Related Laws, including those requirements relating to current good manufacturing practices, and (ii) is suitable, or with respect to the API, when formulated into Product, will be suitable for sale under the ATU or other named patient or preapproval sales provisions, in each of (i) and (ii) above, where such Product and API are currently intended to be sold for such purposes.

Section 2.23 Bank Accounts; Receivables.

(a) Section 2.23(a) of the Stockholder Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof (and no changes to such information shall have occurred as of the Closing Date, except for changes in the ordinary course of business and as set forth in Section 2.20(b) of the Stockholder Disclosure Schedule).

(b) The Company has no Receivables.

Section 2.24 Personal Property. The Company has no tangible personal property or assets.

Section 2.25 Product and Service Warranties. The Company has not made any warranty or guaranty with respect to any good or service.

Section 2.26 Certain Payments. Neither the Company, nor any manager, officer, employee, agent, consultant, or other Person has at any time, acting for or on behalf of the Company, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

Section 2.27 Full Disclosure. Neither of this Agreement nor the Stockholder Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Except as set forth on the Stockholder Disclosure Schedule, each Stockholder hereby, severally and not jointly, represents and warrants to the Purchaser, as of the Closing Date, as set forth below.

Section 3.1 Organization and Good Standing. Such Stockholder, if not an individual, is duly formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization.

Section 3.2 Ownership; Title to Shares.

(a) Such Stockholder is the record and beneficial owner of the Shares shown as owned by such Stockholder on Exhibit 1.3. Such Stockholder has good and valid title to the Shares to be sold by such Stockholder hereunder, free and clear of all Liens.

(b) Upon: (i) receipt by such Stockholder of such Stockholder’s portion of the Closing Date Amount pursuant to Section 1.3 (which, for this purpose, shall be deemed to include amounts paid into the Escrow Account, which each Stockholder acknowledges has been paid to and received by such Stockholder prior to its deposit into the Escrow Account), and (ii) transfer of the Shares owned by such Stockholder to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Shares, free and clear of all Liens.

Section 3.3 Authority and Enforceability. Such Stockholder has full right, power and authority or legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, in the case of Stockholders who are corporations, partnerships or limited liability companies, by all necessary corporate, partnership or limited liability company, as the case may be, action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

Section 3.4 No Violations; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated by this Agreement by such Stockholder will not, (i) violate the provisions of any of the Organizational Documents of such Stockholder, (ii) violate or constitute a default under any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which any of the property or assets of such Stockholder is subject, or (iii) result in any breach or violation of or any statute or any order, rule or regulation of any court or Governmental Body having jurisdiction over such Stockholder or the property of such Stockholder, except for such breaches, defaults or violations that would not have an adverse effect on the ability of such Stockholder to perform its obligations under this Agreement, or (iv) result in the creation of any Lien on such Stockholder’s Shares.

(b) All consents, approvals, licenses, permits, registrations, declarations, notices, authorizations and orders necessary for the execution and delivery by such Stockholder of this Agreement, and for the sale and delivery of the Shares to be sold by such Stockholder hereunder, have been obtained.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which such Stockholder is a party or by which such Stockholder is bound obligating such Stockholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares or other equity interests of the Company owned by such Stockholder or any security or rights convertible into or exchangeable or exercisable for any such Shares or other equity interests. Such Stockholder is not a party to or bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Shares other equity interests of the Company owned by such Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Stockholders, as of the Closing Date, as set forth below.

Section 4.1 Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

Section 4.2 Authorization; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and the Escrow Agreement, and the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

Section 4.3 Absence of Restrictions; Required Consents. Neither (1) the execution, delivery or performance by the Purchaser of this Agreement and the Escrow Agreement, nor (2) the consummation of transactions contemplated by this Agreement and the Escrow Agreement will directly or indirectly (with or without notice or lapse of time):

(a) conflict with or result in a violation of any of the provisions of the Purchaser’s Organizational Documents;

(b) conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject;

(c) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser; or

(d) conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Purchaser, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Purchaser under any such Contract of the Purchaser, or charge any fee, penalty or similar payment to the Purchaser under any such Contract of the Purchaser.

Section 4.4 Financial Statements. The financial statements of the Purchaser included in the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 (collectively, the “Purchaser Financial Statements”) were prepared in accordance with GAAP (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Purchaser as of the dates thereof and the results of operations and changes in financial position of the Purchaser for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Access and Investigation. During the period from the date hereof to the Closing Date (the “Pre-Closing Period”), the Company shall (and the Stockholders shall cause the Company to): (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the Company’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide the Purchaser and the Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall (and the Stockholders shall cause the Company to): (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practice, and (B) in compliance with all applicable Laws and the requirements of all Company Contracts and Governmental Authorizations held by the Company; and (ii) use commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers, directors employees and consultants, except as set forth in Section 8.2(e), and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, and other Persons having business relationships with the Company.

(b) During the Pre-Closing Period, the Company shall not, and the Stockholders shall cause the Company to not (without the prior written consent of the Purchaser):

(i)(A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (B) authorize for issuance or issue and deliver any additional shares of its capital stock or Company Rights, (C) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (D) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any Company Rights, (E) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company, or (F) hire or agree to hire any person as an employee, independent contractor, agent or consultant;

(ii) amend or permit the adoption of any amendment to the Certificate of Incorporation or By-laws of the Company, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) adopt or enter into any collective bargaining agreement or other labor union Contract;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of Five Thousand Dollars (US $5,000); provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed Twenty-Five Thousand Dollars (US $25,000) in the aggregate;

(vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract, or amend or terminate, or waive any right under any Company Contract, except for (1) termination of consulting agreements as set forth in Section

8.2(e) and (2) a First Amendment to the License Agreement in substantially the form attached hereto as Exhibit 5.2(b);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of Five Thousand Dollars (US $5,000) individually, or Twenty-Five Thousand Dollars (US $25,000) in the aggregate), or waive or relinquish any claim or right;

(ix) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(x) grant, create, incur or suffer to exist any Lien on the assets of the Company that did not exist on the date hereof or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person;

(xii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, consultant or independent contractor of the Company; provided, [****];

(xiii) except as required to comply with applicable Laws, (A) pay to any employee, officer, director, consultant or independent contractor of the Company any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (B) grant any awards under any Employee Benefit Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan, or (E) adopt, enter into or amend any Employee Benefit Plan except as required by applicable Laws;

(xiv) hire any new employee, consultant or independent contractor;

(xv) change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xvi) settle or compromise any Legal Proceedings related to or in connection with the Company’s business;

(xvii)(A) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xviii) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue at any time at or prior to the Closing Date, (B) result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, (C) breach any provisions of this Agreement, or (D) cause the Company to be unable to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated hereby; or

(xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 5.2(b).

Section 5.3 Stockholder Covenants. No Stockholder shall take any action at any time during the Pre-Closing Period that will cause such Stockholder not to have good and valid title to the Shares to be sold by such Stockholder hereunder, free and clear of all Liens.

Section 5.4 Notification.

(a) During the Pre-Closing Period, the Company and the Stockholders shall promptly notify the Purchaser in writing of:

(i) the discovery by the Company or any Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Stockholders in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Stockholder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of the Company or any Stockholder;

(iv) any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Articles VI or VII impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(v)(i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

(b) During the Pre-Closing Period, the Purchaser shall promptly notify the Company and the Stockholder Representative in writing of:

(i) the discovery by the Purchaser of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of the Purchaser;

(iv) any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Articles VI or VII impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on the Purchaser’s business, financial condition or results of operations; and

(v)(i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to a party pursuant to this Section 5.4 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or rights of any party hereto contained in this Agreement.

Section 5.5 No Negotiation.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, neither the Company nor any of the Stockholders shall directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an

Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company and the Stockholders acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.5 by the Company.

(b) The Company and the Stockholders shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company and the Stockholders shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Company and the Stockholders shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Proposal.

Section 5.6 Regulatory Filings. During the Pre-Closing Period, the Company shall not make any material filings or submissions to the FDA, EMEA or any comparable Governmental Body without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed. In furtherance of the foregoing, the Company shall provide the Purchaser with any proposed filing or submission and provide the Purchaser with a reasonable opportunity to review and comment on such proposed filing or submission.

Section 5.7 Related Party Transactions. The Company shall, prior to the Closing, cause to be paid to the Company all amounts owed to the Company by any Stockholder or any Related Party. At and as of the Closing Date, any debts of the Company owed to any of the Stockholders or to any Related Party shall be canceled, except those obligations owed to any such Stockholder or Related Party in respect of his or her employment with the Company.

Section 5.8 Public Announcements; No Disparagement.

(a) During the Pre-Closing Period, the Company and the Stockholders, on the one hand, and the Purchaser, on the other, shall not (and each party shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the other party’s prior written consent; provided, however, that nothing herein shall be deemed to prohibit any party from making any public disclosure that such party deems necessary or appropriate under applicable Law; provided, further, that without the prior written consent of the other party, no party shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such party’s advisors who such party reasonably determines needs to know such information for the purpose of advising such party, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

(b) Each party agrees that it has not and will not denigrate, defame, disparage or cast aspersions upon any other party hereto or such other party’s products, services, business or manner of doing business to any third party, including, without limitation, to stockholders, competitors, collaborators and potential collaborators, customers and potential customers.

Section 5.9 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

Section 5.10 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date (“Pre-Closing Tax Periods”).

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(c) Payment of Taxes. The Stockholders shall be responsible for and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Unaudited Interim Balance Sheet. Within five (5) days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Stockholders are responsible pursuant to this Section 5.10 exceeds the amount reflected as a current liability for such Tax in the Unaudited Interim Balance Sheet, the Stockholders shall pay to the Purchaser an amount equal to such excess. For purposes of this Section 5.10, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.

(d) Cooperation on Tax Matters. The Purchaser, the Company and the Stockholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be allocated among and paid in equal amounts by the Stockholders and the Purchaser. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(f) Stockholder Review. To the extent any tax shown as due on any Tax Return could reasonably be expected to be payable by Stockholders (taking into account the indemnification obligations hereunder), (a) such Tax Return shall be provided to Stockholder Representative at least thirty (3)) days prior to the filing deadline (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), (b) the Stockholder Representative shall have the right to review and comment on such Tax Return and (c) the Purchaser shall make such revisions to such Tax Return as are reasonably requested by Stockholder Representative.

Section 5.11 Non-Competition.

(a) Confidential Information. The Company and each Stockholder shall hold in confidence at all times following the Closing all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the Closing without the prior written consent of the Purchaser.

(b) Noncompetition.

[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[****]

(c) Nonsolicitation. For three years from the Closing Date, no Stockholder shall in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person: (i) (A) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of the Purchaser or an Affiliate thereof, (B) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any such employee, or (C) otherwise encourage any employee of the Purchaser or an Affiliate thereof to discontinue his or her employment by the Purchaser or one of its Affiliates; (ii) solicit any customer of the Company or an Affiliate thereof who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Company; or (iii) persuade or attempt to persuade any customer or supplier of the Company (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Company (or any of its Affiliates).

(d) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 5.11 constitutes an unreasonable or otherwise unenforceable restriction against the Stockholders, the provisions of this Section 5.11 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Stockholders. In this regard, any judicial authority construing this Agreement shall be empowered to narrow the application of the non-compete to a smaller territory than the entire world, or sever any prohibited business activity or any time period from the coverage of this Section 5.11 and to apply the provisions of this Section 5.11 to the remaining portion of the territory in which the Stockholders are restricted from competing, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 5.11 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Stockholder. The time period during which the prohibitions set forth in this Section 5.11 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Stockholder violates such prohibitions in any respect.

(e) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 5.11 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 5.12 Cooperation with Financial Reporting. The Stockholders, including John Liatos, the Chief Financial Officer of the Stockholder Representative, shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Stockholders shall provide all of the financial records and supporting documentation of the Company within 10 days following the Closing and shall make employees available on a mutually convenient basis to provide additional information and explanation of any information provided hereunder.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.13 Development and Commercialization Following Closing. [****].

Section 5.14 Release. In consideration for the Purchase Price, as of and following the Closing Date, each Stockholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company (but not the Purchaser or its Affiliates) from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever, including without limitation, any claim relating to employment or working as a consultant or independent contractor or being a Stockholder, officer, director, supplier or other contractual party with the Company from the beginning of time to the Closing Date.

Section 5.15 Financial Statements. GAAP financial statements for the Company, including balance sheet, income statement and cash flows, as of the Closing Date shall be delivered to the Purchaser by the Stockholders no later than November 30, 2009.

Section 5.16 Purchase Price Escrow. At or prior to Closing, (i) the Purchaser, the Stockholder Representative and U.S. Bank National Association (the “Escrow Agent”) shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit 5.16 (the “Escrow Agreement”) subject to any changes requested by Escrow Agent and approved by the Purchaser and Stockholder Representative such consent not to be unreasonably withheld, and (ii) the Purchaser shall deposit with the Escrow Agent the Escrow Amount. The Escrow Agent shall hold the Escrow Amount and shall disburse the same in accordance with the terms of the Escrow Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date), except, in each case or in the aggregate (other than with respect to the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

representations and warranties of contained in Sections 2.1 (Organization; Standing and Power), 2.2 (Capitalization), 2.3 (Subsidiaries), 2.4 (Authority; No Conflict; Required Filings and Consents), 2.12 (Litigation), 2.14 (Employees and Employee Benefit Plans), 2.18 (Labor Matters), 2.21(a) (Title), 3.1 (Organization and Good Standing), 3.2 (Ownership; Title to Shares), 3.3 (Authority and Enforceability), 3.4 (No Violations; Consents), which shall be true and correct in all respects), as does not constitute a Company Material Adverse Effect at the Closing (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

Section 6.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Company and each of the Stockholders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 6.3 Stockholder Compliance Certificate. The Stockholders shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Stockholders and the president of the Company as to compliance with the conditions set forth in Sections 6.1 and 6.2 (the “Stockholder Compliance Certificate”);

Section 6.4 Ancillary Agreements and Deliveries. The Stockholders shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2, each of which shall be in full force and effect.

Section 6.5 No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

Section 6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

Section 6.7 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body against the Purchaser, a Stockholder or the Company (a) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (b) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this

Agreement, or seeking to obtain from the Purchaser or the Company any damages in excess of Twenty-Five Thousand Dollars (US $25,000), (c) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Shares, or (d) which otherwise could reasonably be expected to have a Company Material Adverse Effect.

Section 6.8 Receipt of Positive Opinion. The EMEA Committee for Medicinal Products for Human Use shall have issued a positive opinion recommending the granting of an MAA for the Product for the treatment of LEMS or any subset thereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE

STOCKHOLDERS

The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Stockholders holding a majority in interest in the Company), at or prior to the Closing, of the following conditions:

Section 7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 7.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Stockholders a certificate executed by the chief executive officer or chief financial officer of the Purchaser as to compliance with the conditions set forth in Sections 7.1 and 7.2 (the “Purchaser Compliance Certificate”).

Section 7.4 Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Stockholders the items listed in Section 8.3, each of which, in the case of agreements and documents, shall be in full force and effect.

Section 7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and Stockholder Representative , the Closing shall take place at the Purchaser’s offices at 105 Digital Drive, Novato, CA 94949, at 9:00 A.M. (Pacific Time) on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Articles VI and VII shall be satisfied or waived in accordance with this Agreement or such earlier time and date as the Purchaser and the Stockholder Representative may agree (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing).

Section 8.2 Stockholder and Company Closing Deliveries. At the Closing, the Stockholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a) certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

(b) the organizational record books, minute books and corporate seal of the Company;

(c) a certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3);

(d) written resignations of the directors and officers of the Company, effective as of the Closing Date;

(e) evidence in form and substance reasonably satisfactory to the Purchaser that the consulting agreements between the Company and each of Anthony Clarke and Richard Stewart have been terminated;

(f) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Certificate of Incorporation and Bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver perform this Agreement and all other documents, instruments or agreements related to the transactions contemplated by this Agreement executed or to be executed by the Company;

(g) an audit response letter from, Wyrick, Robbins, Yates & Ponton LLP, the Company’s legal counsel;

(h) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance hereof has been obtained or made and is in full force and effect;

(i) a copy of the Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent; and

(j) all other documents required to be entered into by the Company and the Stockholders at or prior to the Closing pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby, including the documents listed in Section 8.2.

Section 8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Stockholders the following:

(a) the portion of the Purchase Price to be paid at the Closing pursuant to Section 1.3(a), paid and delivered in accordance with such Section;

(b) a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; and

(c) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE IX

TERMINATION

Section 9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Purchaser and the Stockholders holding a majority in interest in the Company;

(b) by written notice from the Purchaser to the Stockholder Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Stockholders, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 6.1 and 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Purchaser to the Stockholder Representative, and (ii) the Expiration Date;

(c) by written notice from the Stockholder Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 7.1 and 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Stockholder Representative to the Purchaser, and (ii) the Expiration Date; or

(d) by written notice by the Stockholder Representative to the Purchaser or the Purchaser to the Stockholder Representative, as the case may be, in the event the Closing has not occurred on or prior to November 1, 2009 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination.

(e) Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders or shareholders, except for obligations under Section 5.8 (Public Announcements), Section 12.2 (Fees and Expenses), Section 12.3 (Waiver; Amendment), Section 12.6 (Governing Law; Jurisdiction and Venue), Section 12.10 (Notices), Section 12.12 (Enforcement of Agreement), Section 12.13 (Severability) and this Section 9.1, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Stockholders. The Stockholders shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

[****]

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 10.2 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Stockholder Indemnified Parties

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from and against, and compensate, reimburse and pay the Stockholder Indemnified Parties for, any and all Losses arising out of or relating to:

[****]

The Losses of the Stockholder Indemnified Parties described in this Section 10.2 as to which the Stockholder Indemnified Parties are entitled to indemnification are collectively referred to as “Stockholder Losses.”

Section 10.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this Article X, such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Stockholder Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Purchaser Losses or any Stockholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 10.3(a) or fails to

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reimburse the Indemnified Party within thirty (30) days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.3(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. All amounts due to a Purchaser Indemnified Party as so finally determined shall be paid first from the Escrow Account until all monies in such account are exhausted and then jointly and severally by the Stockholders, in each case by wire transfer within five (5) Business Days following such final determination. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay an amount equal to such Direct Claim as determined hereunder first from the Escrow Account until all monies in such account are exhausted and then jointly and severally by the Stockholders, in each case by wire transfer. If a dispute exists as to the amount of any Direct Claim, the substantially prevailing party shall be entitled to all legal and other fees paid in asserting or defending such Direct Claim, as the case may be.

Section 10.4 Survival Period. The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, [****] following the Closing Date; provided, however, that (a) each of the representations and warranties contained in [****] shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in [****] shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than [****] following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. [****] Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits.

[****]

[****]

[****]

[****]

Section 10.6 Investigations. [****]

Section 10.7 Set-Off. [****]

Section 10.8 Exclusive Remedy. Except for actions grounded in fraud, from and after the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 10.9 Characterization of Indemnification Payments. The Purchaser and the Stockholders agree to treat any payment made under this Article X as an adjustment to the Purchase Price.

Section 10.10 Payments from Insurance Policies. The amount of Loss recoverable by any Indemnified Party under this Article X with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof) from any insurance policy net of any deductibles or other amounts payable with respect thereto.

ARTICLE XI

STOCKHOLDER REPRESENTATIVE

Section 11.1 Stockholder Representative.

(a) The Stockholders, by the approval and adoption of this Agreement, authorize the Stockholder Representative to (i) enter into the Escrow Agreement, (ii) take all action necessary to consummate the transactions contemplated hereby or under the Escrow Agreement, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser or any other Indemnified Party pursuant to Article X, (iii) give and receive all notices required to be given under this Agreement, and (iv) take any and all additional action as is contemplated to be taken by or on behalf of the holders of Shares by the terms of this Agreement or on behalf of the Stockholders pursuant to the Escrow Agreement.

(b) All decisions and actions by the Stockholder Representative, including without limitation, (i) any agreement between the Stockholder Representative and the Purchaser relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser pursuant to Article X, (ii) any agreement between the Stockholder Representatives and the Purchaser relating to the determination of the achievement of an event triggering the Purchaser’s payment obligations under Section 1.4 or any other matter relating to Article I, and (iii) any agreement by the Stockholder Representative, the Purchaser and/or the Escrow Agent relating to the Escrow Amount, the Escrow Account or any other issue, term or provision under the Escrow Agreement, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall not have any liability to any of the parties hereto or to the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and under the Escrow Agreement.

(d) The Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Agreement and the Escrow Agreement.

(e) By his, her or its approval of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, each Stockholder agrees, in addition to the foregoing, that:

(i) The Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by the Purchaser pursuant to Article X or any term or provision of the Escrow Agreement, (ii) actions taken relating to the release and payment of monies from the Escrow Account under the Escrow Agreement, (iii) actions taken in respect of the determination of the achievement of an event triggering the Purchaser’s payment obligations under Section 1.4 or any other matter relating to Article I, (iv) written instructions provided to the Purchaser by the Stockholder Representative changing the allocation of the contingent payments among the Stockholders from the amounts set forth on Exhibit 1.3, or (v) any other actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement, and no Stockholder shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 11.1;

(iii) the provisions of this Section 11.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedied that any Stockholder may have in connection with the transactions contemplated by this Agreement or the Escrow Agreement; and

(iv) the provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any reference in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 12.3 Waiver; Amendment. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement between the Purchaser and the Stockholder Representative.

Section 12.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

Section 12.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

Section 12.6 Governing Law; Jurisdiction and Venue.

(a) This Agreement and the relationship of the parties hereto shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the Borough of Manhattan, City of New York, State of New York. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan, City of New York, State of New York (and each appellate court located in the State of New York), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 12.10 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the Borough of Manhattan, City of New York, State of New York, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the Borough of Manhattan, City of New York, State of New York, any claim by either the Company or the Purchaser that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 12.8 Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. The Purchaser covenants that to the extent that any Entity acquires all or substantially all of the assets or operations related to Products, whether by merger, asset acquisition or otherwise, it will ensure that such acquiring Entity agrees in writing to assume the Purchaser’s obligations under this Agreement and the Purchaser shall provide a copy of such assumption to the Stockholder Representative.

Section 12.9 Parties in Interest. Except for the provisions of Article X, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 12.10 Notices. All notices, requests, claims, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

The Company:

Huxley Pharmaceuticals, Inc.

1251 Avenue of the Americas, 20th Floor

New York, NY 10022

Attention: John D. Liatos

Fax no.: (646) 336-4983

E-mail address: jliatos@acerasbio.com

The Stockholders:

Aceras BioMedical, LLC

1251 Avenue of the Americas, 20th Floor

New York, NY 10022

Attention: John D. Liatos

Fax no.: (646) 336-4983

E-mail address: jliatos@acerasbio.com

with a mandatory copy to (which copy shall not constitute notice):

Wyrick, Robbins, Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: W. David Mannheim

Fax no.: (919) 781-4865

E-mail address: dmannheim@wyrick.com

The Purchaser:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: Jean-Jacques Bienaimé, Chief Executive Officer

Fax no.: (415) 382-7889

E-mail address: jbienaime@bmrn.com

with a mandatory copy to (which copy shall not constitute notice):

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: G. Eric Davis, General Counsel

Fax no.: (415) 382-7889

E-mail address: edavis@bmrn.com

Section 12.11 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 12.12 Enforcement of Agreement. The parties acknowledge and agree that the parties may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other parties hereto may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.15 Schedules and Exhibits. The Schedules and Exhibits (including the Stockholder Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*        *        *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	Vice President, General Counsel

COMPANY:

HUXLEY PHARMACEUTICALS, INC.

By:	/s/ Daniel DiPietro
Name:	Daniel DiPietro
Title:	President

STOCKHOLDERS:

ACERAS BIOMEDICAL, LLC

By:	/s/ John Liatos
Name:	John Liatos
Title:	Partner

/s/ Anthony Clarke
Anthony Clarke

/s/ Richard Stewart
Richard Stewart

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” has the meaning set forth in Section 5.5(a).

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“AGEPS” means Agence Générale des Equipements et Produits de Santé.

“Agreement” means this Stock Purchase Agreement, as amended from time to time.

“Annual Net Sales” means total Net Sales of the applicable Product in a particular calendar year determined in accordance with Section 1.5.

“AP-HP” means L’Assistance Publique-Hôpitaux De Paris.

“API” has the meaning set forth in Section 2.22.

“ATU” means Autorisation Temporaire d’Utilisation or Temporary Authorization for Use. An ATU is the regulatory mechanism used by the French Health Products and Safety Agency to make non-approved drugs available to patients in France, when a genuine public health need exists.

“Business” means developing and/or commercialization of products containing 3,4-diaminopyridine for any indication or developing and/or commercialization any other amino pyridine for the treatment of any neuro-muscular disease.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Change” has the meaning set forth in Section 2.1(b).

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article VIII of this Agreement.

“Closing Date” means the date on which the Closing occurs as set forth in Section 8.1.

“Closing Date Amount” has the meaning set forth in Section 1.2.

“Closing Date Indebtedness” means any indebtedness of the Company with respect to (a) borrowed money, (b) notes payable, (c) capital leases, and (d) installment sale Contracts or other Contracts, other than the License Agreement, relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment, change of control or similar penalties and expenses, as of the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Launch” means sales of a Product in a country following approval of an MAA for such country, but excluding sales made pursuant to any named patient, ATU, or other special preapproval access program.

“Company” has the meaning set forth in the Preamble.

“Company Agreements” has the meaning set forth in Section 2.11(a).

“Company Common Stock” means the common stock, $.0001 par value per share, of the Company.

“Company Contract” means any Contract, including any amendment or supplement thereto, (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Leases” has the meaning set forth in Section 2.9(b).

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any other third-party and is material to the Company.

“Company Material Adverse Effect” has the meaning set forth in Section 2.1(b).

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company, in whole or in part, and is material to the Company.

“Company Permits” has the meaning set forth in Section 2.16.

2

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of or licensed by the Company, alone or jointly with others.

“Company Rights” means any: outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Stockholder of any covenant or obligation set forth in this Agreement.

“Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Direct Claim” has the meaning set forth in Section 10.3(c).

“EMEA” means the European Medicines Agency or any successor thereto.

“Employee Benefit Plan” has the meaning set forth in Section 2.14(c).

3

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any foreign, federal, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

“ERISA” has the meaning set forth in Section 2.14(c).

“ERISA Affiliate” has the meaning set forth in Section 2.14(c).

“Escrow Account” has the meaning set forth in Section 1.3(a).

“Escrow Agent” has the meaning set forth in Section 5.16.

“Escrow Agreement” has the meaning set forth in Section 5.16.

“Escrow Amount” has the meaning set forth in Section 1.3(a).

“EC” means the European Commission.

“EU” means the European Union.

“EUSA” means EUSA Pharma SAS and its Affiliates, a corporation organized under the laws of France, registered with the Register of Commerce of Lyon under the No. 424 347 011 RCS Lyon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

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“Exchange Rate” means the average exchange rate between the U.S. Dollar and the relevant currency published in the Wall Street Journal for the ten (10) business days prior to and including the date payment of the relevant amount became due.

“Expiration Date” has the meaning set forth in Section 9.1(d).

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FCPA” means the Foreign Corrupt Practices Act.

“GAAP” means, for each party, United States generally accepted accounting principles consistently applied by such party for all of its products, and at such time as such party adopts, after companies in the United States are required or permitted by the SEC to adopt the International Financial Reporting Standards or any similar generally accepted SEC permitted accounting basis at the time (the “IFRS”), the IFRS, as thereafter consistently applied by such party.

“Governmental Authorization” means any (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality within or outside of the United States, including, without limitation, the FDA, the EMEA or Health Canada.

“Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Healthcare-Related Law” means (i) the Federal Food, Drug and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”)), (iv) the Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), (v) statutes governing TRICARE (10 U.S.C. § 1071 et seq.) or other U.S. federal government employee

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healthcare programs, (vi) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (vii) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), (ix) HIPAA, (x) Section 353 of the Public Health Services Act (42 U.S.C. § 263a) as revised by the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), (xi) all regulations, guidances, rules, standards, guidelines, policies and orders promulgated under any Healthcare-Related Law described in clauses (i)-(x) of this definition or otherwise administered or issued by any Governmental Body created by or enforcing any such Healthcare-Related Law, and (xii) all other foreign, federal, state, provincial and local statutes, laws, regulations, directives, rules, standards, guidelines, policies and orders relating to the subject matter of any of the Healthcare-Related Laws described in clauses (i)-(x) of this definition, including those administered by the FDA, the EMEA or Health Canada.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended (Pub. L. 104-191).

“Indemnified Party” means a Purchaser Indemnified Party or a Stockholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.

“Knowledge” [****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“LEMS” means Lambert-Eaton Myasthenic Syndrome.

“License Agreement” means that certain Exclusive License and Sublicense Agreement by and between EUSA and Company dated April 23, 2009.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third-party claim.

“Marketing Authorization Application” (or “MAA”) means any marketing authorization application for a country or region, requesting approval from the applicable Governmental Body for commercial sale of a Product in such country or region (including a NDA filed with the FDA in the United States), and all amendments and supplements filed to any such application.

“NDA” means a New Drug Application (or its equivalent), as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including without limitation, any Supplemental New Drug Application.

“Net Sales” [****]

“Noncompete Period” means the period beginning on the Closing Date [****]

“Notice of Claim” has the meaning set forth in Section 10.3(c).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Ordinary Course of Business” means the operations of all aspects of the business of the Company on a day to day and a prospective basis consistent with the business plans of the Company.

“Organizational Documents” means, with respect to any entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under ERISA or the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Pivotal Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in 21 C.F.R. §312.21(c) (including, any such clinical study in any country other than the United States), which is designed and intended to serve as a pivotal study to support the filing of an NDA or other MAA for the indication being studied.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Periods” has the meaning set forth in Section 5.10(a).

“Product” means any salt form of 3,4-diaminopyridine intended as a pharmaceutical product for the treatment of any disease or condition in humans.

“Product Candidates” has the meaning set forth in Section 2.10(c).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the Preamble.

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“Purchaser Compliance Certificate” has the meaning set forth in Section 7.3.

“Purchaser Financial Statements” has the meaning set forth in Section 4.4.

“Purchaser Organizational Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of the Purchaser.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 10.1.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company as of the close of business on the Closing Date.

“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Body (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Company, (b) each member of the immediate family of each of the individuals referred to in clause (a) above, and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Stockholder Compliance Certificate” has the meaning set forth in Section 6.3.

“Stockholder Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Stockholders and the Company on the date of this Agreement.

“Stockholder Indemnified Parties” means (i) if the Stockholder is a natural person, the Stockholders and their respective heirs, executors, successors and assigns, or (ii) if the Stockholder is an Entity, the Stockholder, its Affiliates, and their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Stockholder Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or a Stockholder in connection with the transactions contemplated hereby, including without limitation, the certificates, agreements, documents and other instruments set forth in Section 8.2.

“Stockholder Representative” means Aceras BioMedical, LLC.

“Stockholders” has the meaning set forth in the Preamble.

“Stockholder Losses” has the meaning set forth in Section 10.2.

“Stock Option Plan” has the meaning set forth in Section 2.14(b).

“Straddle Tax Periods” has the meaning set forth in Section 5.10(b).

“Sublicensee” means an Entity to whom a party has granted a right to develop, manufacture, sell, market, distribute and/or promote a Product.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property,

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sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States of America, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, and any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with Article IX.

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party Payments” [****]

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by the Company for the benefit of the Company or a Stockholder in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Unaudited Balance Sheet” has the meaning set forth in Section 2.5(a)(i).

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.5(a)(ii).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Exhibit 1.3

Stockholder Information and Ownership

Stockholder Name	Outstanding Shares		Closing Date Amount	Escrow and Earnout Percentage	Account Information
Aceras BioMedical, LLC	12,854,670		[****]	94.98%	[****]
Richard Stewart	480,000	[1]	[****]	3.54%	[****]
Anthony Clarke	200,000	[1]	[****]	1.48%	[****]
TOTAL:	13,534,670		[****]	100.00%

[1]	Assuming exercise of outstanding options prior to Closing.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

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Exhibit 2.14

2009 Stock Option Plan

HUXLEY PHARMACEUTICALS, INC.

2009 STOCK PLAN

1. Purpose. This 2009 Stock Plan (the “Plan”) is intended to provide incentives:

(a) to employees of Huxley Pharmaceuticals, Inc. (the “Company”), or its parent (if any) or any of its present or future subsidiaries (collectively, “Related Corporations”), by providing them with opportunities to purchase Common Stock (as defined below) of the Company pursuant to options granted hereunder that qualify as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”);

(b) to directors, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase Common Stock (as defined below) of the Company pursuant to options granted hereunder that do not qualify as ISOs (Nonstatutory Stock Options, or “NSOs”);

(c) to employees and consultants of the Company and Related Corporations by providing them with bonus awards of Common Stock (as defined below) of the Company (“Stock Bonuses”); and

(d) to employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of Common Stock (as defined below) of the Company (“Purchase Rights”).

Both ISOs and NSOs are referred to hereafter individually as “Options”, and Options, Stock Bonuses and Purchase Rights are referred to hereafter collectively as “Stock Rights”. As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Section 424 of the Code.

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2. Administration of the Plan.

(a) The Plan shall be administered by (i) the Board of Directors of the Company (the “Board”) or (ii) a committee consisting of directors or other persons appointed by the Board (the “Committee”). The appointment of the members of, and the delegation of powers to, the Committee by the Board shall be consistent with applicable laws and regulations (including, without limitation, the Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule thereto (“Rule 16b-3”), and any applicable state law (collectively, the “Applicable Laws”). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(b) Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by an Applicable Law), and subject to the terms of the Plan, the Committee, if so appointed, shall have the authority, in its discretion, to:

(i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under Section 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the classes of individuals and entities eligible under Section 3 to receive NSOs, Stock Bonuses and Purchase Rights) to whom NSOs, Stock Bonuses and Purchase Rights may be granted;

(ii) determine the time or times at which Options, Stock Bonuses or Purchase Rights may be granted (which may be based on performance criteria);

(iii) determine the number of shares of Common Stock subject to any Stock Right granted by the Committee;

(iv) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in Section 6 hereof, as appropriate, and the

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purchase price of shares subject to each Purchase Right and to determine the form of consideration to be paid to the Company for exercise of such Option or purchase of shares with respect to a Purchase Right;

(v) determine whether each Option granted shall be an ISO or NSO;

(vi) determine (subject to Section 7) the time or times when each Option shall become exercisable and the duration of the exercise period;

(vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Stock Bonuses and Purchase Rights and the nature of such restrictions, if any;

(viii) approve forms of agreement for use under the Plan;

(ix) determine the fair market value of a Stock Right or the Common Stock underlying a Stock Right;

(x) accelerate vesting on any Stock Right or to waive any forfeiture restrictions, or to waive any other limitation or restriction with respect to a Stock Right;

(xi) reduce the exercise price of any Stock Right if the fair market value of the Common Stock covered by such Stock Right shall have declined since the date the Stock Right was granted;

(xii) institute a program whereby outstanding Options can be surrendered in exchange for Options with a lower exercise price;

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(xiii) modify or amend each Stock Right (subject to Section 8(d) of the Plan) including the discretionary authority to extend the post-termination exercisability period of Stock Rights longer than is otherwise provided for by terms of the Plan or the Stock Right;

(xv) construe and interpret the Plan and Stock Rights granted hereunder and prescribe and rescind rules and regulations relating to the Plan; and

(xvi) make all other determinations necessary or advisable for the administration of the Plan.

If the Committee determines to issue a NSO, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

(c) The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, approved in person at a meeting or in writing, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members thereof and thereafter directly administer the Plan.

(d) Those provisions of the Plan that make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company’s Common Stock is registered under the Exchange Act, and then only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).

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(e) To the extent that Stock Rights are to be qualified as “performance-based” compensation within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee consisting of two or more “outside directors” as determined under Section 162(m) of the Code.

3. Eligible Employees and Others.

(a) Eligibility. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers of the Company who are not employees may not be granted ISOs under the Plan. NSOs, Stock Bonuses and Purchase Rights may be granted to any director, employee or consultant of the Company or any Related Corporation. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him or her from, participation in any other grant of Stock Rights.

(b) Special Rule for Grant of Stock Rights to Reporting Persons. The selection of a director or an officer who is a Reporting Person (as the terms “director” and “officer” are defined for purposes of Rule 16b-3) as a recipient of a Stock Right, the timing of the Stock Right grant, the exercise price, if any, of the Stock Right and the number of shares subject to the Stock Right shall be determined either (i) by the Board, or (ii) by a committee of the Board that is composed solely of two or more Non-Employee Directors having full authority to act in the matter. For the purposes of the Plan, a director shall be deemed to be a “Non-Employee Director” only if such person is defined as such under Rule 16b-3(b)(3), as interpreted from time to time.

4. Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $0.001 per share, or such shares of the Company’s capital stock into which such class of shares may be converted pursuant to any reorganization, recapitalization, merger, consolidation or the like (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares that may be issued pursuant to the Plan is 1,000,000 shares of Common Stock, subject to adjustment as provided herein. Any such shares may be issued as ISOs, NSOs or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of shares so issued does not exceed such aggregate number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any shares issued pursuant to Stock Rights, the unpurchased shares subject to such Options and any shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan.

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5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 16, and prior to 10 years thereafter. The date of grant of a Stock Right under the Plan will be the date specified by the Board or Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Board or Committee acts. The Board or Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to an NSO pursuant to Section 17.

6. Minimum Price; ISO Limitations.

(a) The price per share specified in the agreement relating to each NSO, Stock Bonus or Purchase Right granted under the Plan shall be established by the Board or Committee, taking into account any noncash consideration to be received by the Company from the recipient of Stock Rights.

(b) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110% of the fair market value per share of Common Stock on the date of the grant.

(c) To the extent that the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceeds $100,000; or such higher value as permitted under Code Section 422 at the time of determination, such Options will be treated as NSOs, provided that this Section shall have no force or effect to the extent that its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to Section 422 of the Code. The rule of this Section 6(c) shall be applied by taking Options in the order in which they were granted.

(d) If, at the time a Stock Right is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the last business

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day for which the prices or quotes discussed in this sentence are available prior to the time such a Stock Right is granted and shall mean:

(i) if the Common Stock is then traded on a national securities exchange; or on the Nasdaq National Market (the “NASDAQ/NMS”) or the Nasdaq SmallCap Market, the closing sale price for such stock (or the closing bid, if no sales were reported as quoted on such exchange or market); or

(ii) the closing bid price or average of bid prices last quoted on that date by an established quotation service, if the Common Stock is not reported on National Securities Exchange, the NASDAQ/NMS or the Nasdaq SmallCap Market.

However, if the Common Stock is not publicly traded at the time a Stock Right is granted under the Plan, “fair market value” shall be deemed to be the fair value of the Common Stock as determined by the Board or Committee after taking into consideration all factors that it deems appropriate.

7. Option Duration. Subject to earlier termination as provided in Sections 9 and 10, each Option shall expire on the date specified by the Board or Committee, but not more than:

(a) 10 years from the date of grant in the case of NSOs;

(b) 10 years from the date of grant in the case of ISOs generally; and

(c) 5 years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation.

Subject to earlier termination as provided in Sections 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into an NSO pursuant to Section 17.

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8. Exercise of Options. Subject to the provisions of Section 9 through Section 12 of the Plan, each Option granted under the Plan shall be exercisable as follows:

(a) the Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Board or Committee may specify;

(b) once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board or Committee;

(c) each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable; and

(d) the Board or Committee shall have the right to accelerate the date of exercise of any installment of any Option, provided that the Board or Committee shall not accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into an NSO pursuant to Section 17) without the prior consent of such employee if such acceleration would violate the annual vesting limitation contained in Section 422 of the Code, as described in Section 6(c).

9. Termination of Employment. If a grantee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in Section 10, or by reason of a termination “For Cause” as defined in this Section 9, unless otherwise specified in the instrument granting such Stock Right, the grantee shall have the continued right to exercise any Stock Right held by him or her, to the extent of the number of shares with respect to which he or she could have exercised it on the date of termination until the Stock Right’s specified expiration date; provided, however, in the event the grantee exercises any ISO after the date that is three months following the date of termination of employment, such ISO will automatically be converted into an NSO subject to the terms of the Plan. Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such grantee’s right to reemployment with the Company is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Company shall not be considered an interruption of employment under

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the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the grantee after the approved period of absence; provided that the foregoing approval requirement shall not apply to a leave of absence guaranteed by statute or contract. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation.

For purposes of this Plan, a change in status from employee to a consultant, or from a consultant to employee, will not constitute a termination of employment, provided that a change in status from an employee to consultant may cause an ISO to become an NSO under the Code. In the event of a termination “For Cause,” the right of a grantee to exercise a Stock Right shall terminate as of the date of termination. For purposes of this Plan, “For Cause” shall mean the termination of a grantee’s status as an employee, a director or consultant (as applicable) for any of the following reasons, as determined by the Committee; provided, that, with respect to an employee that is party to an agreement with the Company where a termination for cause is defined in such agreement, the definition in such agreement shall govern the determination under this Section 9:

(i) A grantee who is a consultant and who commits a material breach of any consulting, noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement;

(ii) A grantee who is an employee or a consultant and who is convicted (including a trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony;

(iii) A grantee who is an employee or a consultant and who willfully engages in gross misconduct or willfully violates a Company or a subsidiary policy which is materially and demonstrably injurious to the Company and/or a subsidiary after a written demand to cease such misconduct or violation has been delivered by the Committee to the grantee that specifically identifies the manner in which the Committee believes that the grantee has violated this Paragraph (iii), and the grantee fails to cease such misconduct or violation and remedy any injury suffered by the Company or the subsidiary as a result thereof within thirty (30) calendar days after receiving such notice, unless the Board determines that a shorter period of time is reasonable under the circumstances. However, no act or failure to act, on the grantee’s part shall be considered “willful” unless done, or omitted to be done, by the grantee not in good faith and without reasonable belief that the grantee’s action or omission was in the best interest of the Company or the subsidiary; or

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(iv) A grantee who is a Company employee and who commits a material breach of any noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement.

NOTHING IN THE PLAN SHALL BE DEEMED TO GIVE ANY GRANTEE OF ANY STOCK RIGHT THE RIGHT TO BE RETAINED IN EMPLOYMENT OR OTHER SERVICE BY THE COMPANY OR ANY RELATED CORPORATION FOR ANY PERIOD OF TIME OR TO AFFECT THE AT-WILL NATURE OF ANY EMPLOYEE’S EMPLOYMENT.

10. Death; Disability.

(a) If a grantee ceases to be employed by the Company and all Related Corporations by reason of death, or if a grantee dies within three months of the date his or her employment or other affiliation with the Company has been terminated, any Stock Right held by him or her may be exercised to the extent of the number of shares with respect to which he or she could have exercised said Stock Right on the date of death, by his or her estate, personal representative or beneficiary who has acquired the Stock Right by will or by the laws of descent and distribution (the “Successor Grantee”), unless otherwise specified in the instrument granting such Stock Right, prior to the earlier of (i) one year after the date of termination or (ii) the Stock Right’s specified expiration date, provided, however, that a Successor Grantee shall be entitled to ISO treatment under Section 421 of the Code only if the deceased optionee would have been entitled to like treatment had he or she exercised such Option on the date of his or her death provided further in the event the Successor Grantee exercises an ISO after the date that is one year following the date of termination by reason of death, such ISO will automatically be converted into a NSO subject to the terms of the Plan.

(b) If a grantee ceases to be employed by the Company and all Related Corporations by reason of disability, he or she shall continue to have the right to exercise any Stock Right held by him or her on the date of termination until unless otherwise specified in the instrument granting such Stock Right, the earlier of (i) one year after the date of termination or (ii) the Stock Right’s specified expiration date, provided, however, in the event the grantee exercises an ISO after the date that is one year following the date of termination by reason of disability, such ISO will automatically be converted into a NSO subject to the terms of the Plan. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

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(c) The provisions of subsections (a) and (b) of this Section 10 regarding the exercise period of a Stock Right may be waived, extended or further limited, in the discretion of the Board or Committee, in an instrument granting a Stock Right that is not an ISO.

11. Transferability and Assignability of Stock Rights.

(a) No ISO granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. An ISO may be exercised during the lifetime of the optionee only by the optionee.

(b) Any NSO or Purchase Right may be transferable by the grantee to the grantee’s family members by will or by the laws of descent and distribution. For purposes of the Plan, a grantee’s “family members” shall be deemed to consist of his or her spouse, parents, children, grandparents, grandchildren and any trusts created for the benefit of such individuals. A family member to whom any such Stock Right has been transferred pursuant to this Section 11(b) shall be hereinafter referred to as a “Permitted Transferee”. A Stock Right shall be transferred to a Permitted Transferee in accordance with the foregoing provisions, and subject to all the provisions of the Stock Right Agreement and this Plan, by the execution by the grantee and the transferee of an assignment in writing in such form approved by the Board or the Committee. The Company shall not be required to recognize the rights of a Permitted Transferee until such time as it receives a copy of the assignment from the grantee.

12. Terms and Conditions of Stock Rights. Stock Rights shall be evidenced by instruments (which need not be identical) in such forms as the Board or Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Sections 6 through 11 hereof and may contain such other provisions as the Board or Committee deems advisable that are not inconsistent with the Plan, including restrictions (or other conditions deemed by the Board or Committee to be in the best interests of the Company) applicable to the exercise of Options or to shares of Common Stock issuable upon exercise of Options. In granting any NSO, the Board or Committee may specify that such NSO shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Board or Committee may determine. The Board or Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

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13. Adjustments. Upon the occurrence of any of the following events, the rights of a recipient of a Stock Right granted hereunder shall be adjusted as hereinafter provided, unless otherwise provided in the written agreement between the recipient and the Company relating to such Stock Right.

(a) If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of outstanding Stock Rights shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price (if any) per share to reflect such subdivision, combination or stock dividend.

(b) If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), unless otherwise provided by the Board or Committee, in its sole discretion, the Board or Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, as to outstanding Stock Rights, make appropriate provision for the continuation of such Stock Rights by either assumption of such Stock Rights or by substitution of such Stock Rights with an equivalent award. For Stock Rights that are so assumed or substituted, in the event of a termination of grantee’s employment or consulting relationship by the Company or its successor other than For Cause or by grantee for Good Reason (as defined below) within sixty (60) days prior to and one hundred and eighty (180) days after an Acquisition, all Stock Rights held by such grantee shall become vested and immediately and fully exercisable and all forfeiture restrictions shall be waived. If the Board, the Committee, or the Successor Board does not make appropriate provisions for the continuation of such Stock Rights by either assumption or substitution, unless otherwise provided by the Board or Committee in its sole discretion, Stock Rights shall become vested and fully and immediately exercisable and all forfeiture restrictions shall be waived and all Stock Rights not exercised at the time of the closing of such Acquisition shall terminate notwithstanding anything to the contrary in Section 9 hereof. For purposes of this Plan, a termination for “Good Reason” shall mean the resignation of an employee within thirty (30) days after the following actions: (i) without the express written consent of employee, the Company assigns duties which are materially inconsistent with employee’s position, duties and status; (ii) any action by the Company which results in a material diminution in the position, duties or status of employee or any transfer or proposed transfer of employee for any extended period to a location more than thirty-five miles away from such employees’ principal place of employment, except for a transfer or proposed transfer for strategic reallocations of the personnel reporting to employee; or (iii) the Company reduces the base annual salary of employee, as the same may hereafter be increased from time to time.

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(c) In the event of a transaction, including without limitation, a recapitalization or reorganization of the Company (other than a transaction described in subsection (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee or grantee upon exercising an a Stock Rights shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised the Stock Right immediately prior to such recapitalization or reorganization.

(d) In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board or Committee.

(e) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Right. No adjustments shall be made for dividends paid in cash or in property other than Common Stock of the Company.

(f) No fractional shares shall be issued under the Plan and any optionee who would otherwise be entitled to receive a fraction of a share upon exercise of a Stock Right shall receive from the Company cash in lieu of such fractional shares in an amount equal to the fair market value of such fractional shares, as determined in the sole discretion of the Board or Committee.

(g) Upon the happening of any of the foregoing events described in subsections (a), (b) or (c) above, the class and aggregate number of shares set forth in Section 4 hereof that are subject to Stock Rights that previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described. The Board or Committee or the Successor Board shall determine the specific adjustments to be made under this Section 13 and, subject to Section 2, its determination shall be conclusive.

14. Means of Exercising Stock Rights. Except as otherwise provided in this Plan or the instrument evidencing the Stock Right, a Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address to the attention of its President. Such notice shall identify the Stock Right being exercised and specify

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the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the exercise price therefor, if any, payable as follows (a) in United States dollars in cash or by check, (b) at the discretion of the Board or Committee, through the delivery of already-owned shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right and, in the case of such already - owned shares of Common Stock, having been owned by the participant for more than six months from the date of surrender, or (c) at the discretion of the Board or Committee, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at a market rate that is no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Board or Committee, through the surrender of shares of Common Stock then issuable upon exercise of the Stock Right having a fair market value on the date of exercise equal to the aggregate price of the Stock Right, (e) at the discretion of the Board of Committee, delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Stock Right and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Stock Right Exercise Price, provided that payment of such proceeds is then made to the Company upon settlement of the sale or (f) at the discretion of the Board or Committee, by any combination of (a), (b), (c), (d) and (e) or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable law or the Plan. If the Board or Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c) (d), (e) or (f) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question and such exercise shall also be governed by any terms set forth in the written agreement evidencing the grant of the Stock Right. The holder of a Stock Right shall not have the rights of a stockholder with respect to the shares covered by the Stock Right until the date of issuance of a stock certificate for such shares. Except as expressly provided above in Section 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

15. Surrender of Stock Rights for Cash or Stock. The Board or Committee may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, accept the surrender by an optionee or grantee of a Stock Right granted to him under the Plan and authorize payment in consideration therefor of an amount equal to the difference between the purchase price payable for the shares of Common Stock under the instrument granting the Option and the fair market value of the shares subject to the Stock Right (determined as of the date of such surrender of the Stock Right). Such payment shall be made in shares of Common Stock valued at fair market value on the date of such surrender, or in cash, or partly in such shares of Common Stock and partly in cash as the Board or Committee shall determine. The surrender shall be permitted only if the Board or Committee determines that such surrender is consistent with the purpose set forth in Section 1, and only to the extent that the Stock Right is exercisable under Section 8 on the date of surrender. In no event shall an optionee or grantee surrender his Stock Right under this Section if the fair market value of the shares on the date of such surrender is less than the purchase price payable for the shares of Common Stock subject to the Stock

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Right. Any ISO surrendered pursuant to the provisions of this Section 15 shall be deemed to have been converted into a NSO immediately prior to such surrender.

16. Term and Amendment of Plan. This Plan was adopted by the Board and the stockholders on April 27, 2009 (the “Effective Date”). The Plan shall expire 10 years after the Effective Date (except as to Stock Rights outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:

(a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Section 13);

(b) the provisions of Section 3 regarding eligibility for grants of ISOs may not be modified;

(c) the provisions of Section 6(b) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to Section 13); and

(d) the expiration date of the Plan may not be extended.

Except as provided in Section 13(b) and the fifth sentence of this Section 16, in no event may action of the Board or stockholders adversely alter or impair the rights of a grantee, without his or her consent, under any Stock Right previously granted.

17. Conversion of ISOs into NSOs; Termination of ISOs. The Board or Committee, with the consent of any optionee, may in its discretion take such actions as may be necessary to convert an optionee’s ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into NSOs at any time prior to the expiration of such ISOs. These actions may include, but not be limited to, accelerating the exercisability, extending the exercise period or reducing the exercise price of the appropriate installments of optionee’s Options. At the time of such conversion, the Board or Committee (with the consent of the

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optionee) may impose these conditions on the exercise of the resulting NSOs as the Board or Committee in its discretion may determine, provided that the conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee’s ISOs converted into NSOs, and no conversion shall occur until and unless the Board or Committee takes appropriate action. The Board or Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of termination.

18. Governmental Regulation. The Company’s obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

19. Withholding of Additional Income Taxes.

(a) Upon the exercise of an NSO, or the grant of a Stock Bonus or Purchase Right for less than the fair market value of the Common Stock, the making of a Disqualifying Disposition (as defined in Section 20), the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder or the surrender of an Option pursuant to Section 15, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the optionee, Stock Bonus recipient or purchaser to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. With respect to (a) the exercise of an Option, (b) the grant of a Stock Bonus, (c) the grant of a Purchase Right of Common Stock for less than its fair market value, (d) the vesting of restricted Common Stock acquired by exercising a Stock Right, or (e) the acceptance of a surrender of an Option, the Committee in its discretion may condition such event on the payment by the optionee, Stock Bonus recipient or purchaser of any such additional withholding taxes.

(b) At the sole and absolute discretion of the Committee, the holder of Stock Rights may pay all or any part of the total estimated federal and state income tax liability arising out of the exercise or receipt of such Stock Rights, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder (each of the foregoing, a “Tax Event”) by tendering already-owned shares of Common Stock or (except in the case of a Disqualifying Disposition) by directing the Company to withhold shares of Common Stock otherwise to be transferred to the holder of such Stock Rights as a result of the exercise or receipt thereof in an amount equal to the estimated federal and state income tax liability arising out of such event, provided that no more shares may be withheld than are necessary to satisfy the holder’s actual minimum withholding obligation with respect to the

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exercise of Stock Rights. In such event, the holder of Stock Rights must, however, notify the Committee of his or her desire to pay all or any part of the total estimated federal and state income tax liability arising out of a Tax Event by tendering already-owned shares of Common Stock or having shares of Common Stock withheld prior to the date that the amount of federal or state income tax to be withheld is to be determined. For purposes of this Section 19(b), shares of Common Stock shall be valued at their fair market value on the date that the amount of the tax withholdings is to be determined.

20. Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition (as defined below) of any Common Stock acquired pursuant to the exercise of an ISO. A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before either (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

21. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of New York. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

22. Lock-up Agreement. Each recipient of securities hereunder agrees, in connection with the first registration with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the public sale of the Company’s Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters, as the case may be, shall specify. Each such recipient agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce this Section 22. Each such recipient agrees to execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

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Exhibit 5.2(b)

Form of First Amendment to License Agreement

[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

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Exhibit 5.16

Form of Escrow Agreement

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of                     , 2009 (the “Closing Date”), by and among: BioMarin Pharmaceutical Inc., a Delaware corporation (the “Purchaser”); Aceras BioMedical, LLC, a Delaware limited liability company, as representative (the “Stockholder Representative”) of the stockholders of Huxley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), identified on Exhibit A (the “Entitled Holders”); and U.S. Bank National Association, a national banking association (the “Escrow Agent”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Purchaser, the Company, the Entitled Holders and the Stockholder Representative have entered into a Stock Purchase Agreement, dated as of October 20, 2009 (the “Purchase Agreement”), pursuant to which the Company will be acquired by the Purchaser; and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement and the deposit by the Purchaser with the Escrow Agent of an aggregate amount of                                  of cash (the “Escrow Amount,” and together with any interest from time to time earned thereon, and reduced by any subsequent disbursements, amounts withdrawn or losses on investments, the “Escrow Account”) to secure rights to indemnification, compensation, reimbursement and payment of the Purchaser and the other Purchaser Indemnified Parties.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Establishment of Escrow Account.

(a) Deposit of Escrow Amount. Simultaneously with the execution hereof, in accordance with the Purchase Agreement, the Purchaser shall deposit cash in an amount equal to the Escrow Amount in immediately available funds with the Escrow Agent. The Escrow Agent hereby acknowledges receipt of the Escrow Amount. The Escrow Account shall be held as security for the indemnification, compensation, reimbursement and payment rights of the Purchaser and the other Purchaser Indemnified Parties under Article X of the Purchase Agreement.

(b) Appointment of Escrow Agent. The Purchaser and the Stockholder Representative hereby appoint and designate the Escrow Agent as escrow agent to receive, hold, invest and disburse the Escrow Account in accordance with the terms of this Agreement. Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Account pursuant to the terms and conditions hereof.

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(c) Transferability. The interests of the Entitled Holders in the Escrow Account shall not be assignable or transferable, other than by operation of law (in which case, the portion of the Escrow Account so assigned or transferred shall continue to be bound by the terms of this Agreement). No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until the Purchaser and the Escrow Agent shall have received written notice of such assignment or transfer.

(d) Trust Fund. Except for amounts due to the Escrow Agent or the Indemnified parties, the Escrow Account shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Entitled Holder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Account until it is released pursuant to Section 3. Notwithstanding the foregoing, if the Escrow Account shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of funds held in the Escrow Account shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Escrow Account, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such judicial process or court order, and shall provide the Purchaser and the Stockholder Representative as much advance written notice as is reasonably practicable thereof. In the event the Escrow Agent obeys or complies with any judicial process or court order following the Purchaser’s and the Stockholder Representative’s receipt of such advance written notice required by the preceding sentence, it shall not be liable to any party hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such court order.

(e) Investment of Escrow Account. The Escrow Agent shall invest and reinvest all cash funds held from time to time as part of the Escrow Account, in accordance with written instructions delivered to the Escrow Agent from the Stockholder Representative. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the U. S. Bank Money Market Deposit Account. With the execution of this document, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the parties to this Escrow Agreement. The parties hereto acknowledge that they have discussed the investment and are in agreement as to the selected investment. The Stockholder Representative may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a written direction to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following investments or in any combination thereof: (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America; (ii) certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates); (iii) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); (iv) any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates; (v) money market deposit accounts of any bank, trust company, or national banking association (including the U.S. Bank Money Market Deposit Account offered by the Escrow Agent and its affiliates); or (vi) such

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other investments as the Purchaser and the Stockholder Representative shall approve in writing; provided, that in the absence of such written instructions at any time that an investment decision must be made, the Escrow Agent shall invest the Escrow Account in the U. S. Bank Money Market Deposit Account. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after ten o’clock, a.m., Boston, Massachusetts, time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in Boston, Massachusetts are open for business. All entities entitled to receive interest on the Escrow Funds shall provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest and Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and applicable state laws. A statement of citizenship will be provided if requested by Escrow Agent.

(f) The Escrow Agent shall furnish the Purchaser and the Stockholder Representative with a quarterly written accounting of the complete investment activity of, and transactions executed with respect to, the Escrow Account, within fifteen (15) days after the end of such quarter or as soon thereafter as such statements may be available.

2. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

(a) If the Purchaser, on behalf of itself or any other Purchaser Indemnified Party, has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification or reimbursement under the Purchase Agreement, the Purchaser shall, on behalf of itself or such Purchaser Indemnified Party, deliver a written claim notice (a “Claim Notice”) to the Stockholder Representative and to the Escrow Agent. No Claim Notice may be delivered after the Escrow Account Release Date (as hereinafter defined). Each Claim Notice shall state or provide (i) that such Purchaser Indemnified Party believes that it is entitled to indemnification or reimbursement pursuant to Article X of the Purchase Agreement, (ii) a reasonably detailed description of the circumstances supporting the basis for such Purchaser Indemnified Party’s belief that it is entitled to indemnification or reimbursement under Article X of the Purchase Agreement, and (iii) the estimated amount of Losses (if estimable) such Purchaser Indemnified Party claims to have so incurred or suffered (the “Claimed Amount”). The Claim Notice delivered to the Escrow Agent shall include a certification to the Escrow Agent that a copy of the Claim Notice has been also been delivered to the Stockholder Representative. The Escrow Agent shall have no responsibility to determine whether any Claim Notice was sent to or has been received by the Stockholder Representative or to provide any Claim Notice to such Stockholder Representative. The Escrow Agent may rely conclusively on any Claim Notice it

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receives hereunder and it will be presumed that any such notice satisfies the conditions set forth herein. Furthermore, the Escrow Agent shall have no responsibility to determine if the Claim Notice satisfies the conditions set forth in the Purchase Agreement for making a claim, including whether there is a basis for making a claim and whether the claim is set forth in sufficient detail.

(b) Within thirty (30) days after receipt by the Stockholder Representative of a Claim Notice, the Stockholder Representative shall deliver to the Purchaser and to the Escrow Agent a written response (the “Response Notice”) in which the Stockholder Representative: (i) agrees that an amount of cash equal to the full Claimed Amount may be released from the Escrow Account to the Purchaser Indemnified Party; (ii) agrees that an amount of cash equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Purchaser Indemnified Party; or (iii) indicates that no part of the Escrow Account may be released from the Escrow Account to the Purchaser Indemnified Party in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Purchaser Indemnified Party pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent prior to 5 P.M. New York time on the last day of such 30-day period or if such day is not a business day for the Escrow Agent in New York City, then on the next succeeding business day, then the Stockholder Representative shall be conclusively deemed to have agreed that an amount of cash equal to the full Claimed Amount (plus a pro rata portion of the interest and investment income deposited in the Escrow Account from the date hereof which is attributable to such Claimed Amount) shall be released to the Purchaser Indemnified Party from the Escrow Account.

(c) If the Stockholder Representative delivers a Response Notice agreeing that an amount of cash equal to the full Claimed Amount may be released from the Escrow Account to the Purchaser Indemnified Party, or if the Stockholder Representative does not deliver a Response Notice on a timely basis in accordance with Section 2(b), the Escrow Agent shall within five (5) Business Days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five (5) Business Days following the expiration of the 30-day period referred to in Section 2(b)), deliver to such Purchaser Indemnified Party such amount of cash equal to the Claimed Amount (plus a pro rata portion of the interest and investment income deposited in the Escrow Account from the date hereof which is attributable to such Claimed Amount).

(d) If the Stockholder Representative delivers a Response Notice agreeing that an amount of cash equal to less than the full Claimed Amount may be released from the Escrow Account to the Purchaser Indemnified Party (the “Agreed Amount”), the Escrow Agent shall, within five (5) Business Days following the receipt of such Response Notice, deliver to such Purchaser Indemnified Party an amount of cash equal to the Agreed Amount (plus a pro rata portion of the interest and investment income deposited in the Escrow Account from the date hereof which is attributable to such Agreed Amount).

(e) If the Stockholder Representative delivers a Response Notice indicating that there is a Contested Amount, the Escrow Agent shall not pay the Contested Amount to the applicable Purchaser Indemnified Party until the earlier of (A) the Escrow Agent’s receipt of a final, non-

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appealable judgment of a court or other judicial body of competent jurisdiction with respect to such amount (a “Final Judgment”), which is presented to the Escrow Agent by the prevailing party with an opinion of counsel attesting to the finality of such court order, or (B) the Escrow Agent’s receipt of a notice in writing signed jointly by the Purchaser and the Stockholder Representative. If, at any time prior to, on or after the Escrow Account Release Date, the Escrow Agent receives either (i) a Final Judgment pursuant to clause (A) of this Section 2(e) or (ii) a joint direction pursuant to clause (B) of this Section 2(e), in either case showing all or any portion of the Contested Amount as due or payable to the applicable Purchaser Indemnified Party, then the Escrow Agent shall disburse to such Purchaser Indemnified Party cash from the Escrow Account in an amount equal to the amount set forth in such joint direction or Final Judgment (plus a pro rata portion of the interest and investment income deposited in the Escrow Account from the date hereof which is attributable to such amount) to such Purchaser Indemnified Party within five (5) Business Days of the date of such receipt and shall retain the remaining portion of the Contested Amount as part of the Escrow Account.

(f) Notwithstanding anything to the contrary herein, any release of funds by the Escrow Agent to a Purchaser Indemnified Party pursuant to this Section 2 shall be made to the Purchaser (for distribution to the Purchaser Indemnified Party).

(g) All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 5 and Section 6 below.

3. Release of Escrow Account. Except as otherwise provided herein, prior to 5:00 p.m. New York time on                              (the “Escrow Account Release Date”), the Escrow Agent shall distribute to the Stockholder Representative, in accordance with written instructions delivered to the Escrow Agent from the Stockholder Representative, the cash (or other property) held in the Escrow Account, including any interest earned thereon not otherwise distributed to the Purchaser Indemnified Parties pursuant to Section 2 or retained in the Escrow Account. Notwithstanding the foregoing, if on or prior to the Escrow Account Release Date, the Purchaser has properly given a Claim Notice on behalf of any Purchaser Indemnified Party containing a claim which has not been resolved prior to such date in accordance with Section 2, the Escrow Agent shall retain in the Escrow Account after the Escrow Account Release Date an amount of cash equal to the amount described in the Claim Notice and release of such amount shall be governed by Section 2; provided, that any amounts remaining in the Escrow Account after final resolution of such Claim Notice(s) and distribution to the Purchaser pursuant to Section 2(e), as applicable, shall be disbursed to the Stockholder’s Representative.

4. Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between Purchaser or the Stockholder Representative with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Purchaser has not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof,

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appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to the Purchaser, the Stockholder Representative, the Entitled Holders, their respective shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

5. Fees and Expenses of Escrow Agent. Purchaser and Stockholder Representative shall compensate Escrow Agent for its services hereunder in accordance with Schedule B attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule B are hereby incorporated by this reference, and form a part of this Escrow Agreement. Fifty percent (50%) of the Escrow Agent’s compensation, fees and expenses shall be paid by the Purchaser and fifty percent (50%) of the Escrow Agent’s compensation, fees and expenses shall be paid by the Stockholder Representative; provided, that all of the compensation and reimbursement obligations set forth in this Section 5 shall be payable by Purchaser and Stockholder Representative, jointly and severally, upon demand by Escrow Agent. The obligations of Purchaser and Stockholder Representative under this Section 5 survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to

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which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 6 hereof). Escrow Agent shall notify the Purchaser and the Stockholder Representative of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Purchaser and the Stockholder Representative copies of all related invoices and other statements. Purchaser and Stockholder Representative hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 6 hereof) against the Escrow Funds. If for any reason funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, Purchaser and Stockholder Representative shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

6. Limitation of Escrow Agent’s Liability.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Purchaser, the Stockholder Representative or any of the Entitled Holders. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Purchaser and Stockholder Representative, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

(b) From and at all times after the date of this Escrow Agreement, Purchaser and Stockholder Representative, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent

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and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Purchaser and Stockholder Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The obligations of Purchaser and Stockholder Representative under this Section 6 shall survive any termination of this Escrow Agreement.

7. Termination. If the monies constituting the Escrow Account are reduced to zero, or have been released pursuant to the terms of this Escrow Agreement, this Escrow Agreement shall immediately terminate and be of no further force or effect, and no further fees or expenses shall be invoiced by the Escrow Agent pursuant hereto except for unbilled fees or expenses incurred by the Escrow Agent prior to such time.

8. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. In addition, the Escrow Agent may be removed at any time, with or without cause, upon 30 days’ prior written notice delivered to the Escrow Agent and executed by both the Purchaser and Stockholder Representative. Such resignation or removal shall take effect not less than thirty (30) days after notice is given to all parties hereto. In such event, the Purchaser may appoint, with the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, a successor Escrow Agent, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000 (unless otherwise agreed by the parties hereto in writing), that will be an unrelated third party with respect to each of the Purchaser and the Stockholder Representative. If the Purchaser fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from

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the Purchaser and the Stockholder Representative as to the transfer of the Escrow Account to a successor escrow agent.

9. Identifying Information. Purchaser and Stockholder Representative acknowledge that a portion of the identifying information set forth on Schedule B is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Purchaser and Stockholder Representative agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. Purchaser and Stockholder Representative each represent that all identifying information set forth on Schedule B, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

10. Miscellaneous.

(a) Amendment; Waiver. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

(b) Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

if to the Purchaser:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: Jean Jacques Bienaime, Chief Executive Officer

Fax no.: (415) 382-7889

E mail address: jbienaime@bmrn.com

with a mandatory copy to (which copy shall not constitute notice):

BioMarin Pharmaceutical Inc.

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105 Digital Drive

Novato, CA 94949

Attention: G. Eric Davis, General Counsel

Fax no.: (415) 382-7889

E mail address: edavis @bmrn.com

if to the Stockholder Representative:

Aceras BioMedical, LLC

1251 Avenue of the Americas, 20th Floor

New York, NY 10022

Attention: John D. Liatos

Fax no.: (646) 336-4983

E-mail address: jliatos@acerasbio.com

with a mandatory copy to (which copy shall not constitute notice):

Wyrick, Robbins, Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: W. David Mannheim

Fax no.: (919) 781-4865

E-mail address: dmannheim@wyrick.com

if to the Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

100 Wall Street, Suite 1600

New York, NY 10005

Attention: Jean Clarke

Fax no.: (212) 361-6153

E-mail address: jean.clarke@usbank.com

(c) Interpretation. Unless the context otherwise requires, references in this Agreement to Sections and Exhibits refer to the Sections and Exhibits to this Agreement. The

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words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to dollar amounts contained in this Agreement shall mean United States dollars. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

(d) Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement of the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

(e) Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

(f) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Governing Law; Jurisdiction and Venue.

(i)	This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(ii)	Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the Borough of Manhattan, City of New York, State of New York. Each party to this Agreement:

(1)	expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan, City of New York, State of New York (and each appellate court located in the State of New York), in connection with any legal proceeding;

(2)	agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10(b) shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

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(3)	agrees that each state and federal court located in the Borough of Manhattan, City of New York, State of New York, shall be deemed to be a convenient forum; and

(4)	agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the Borough of Manhattan, City of New York, State of New York, any claim by either the Company or the Purchaser that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

(j) Tax Reporting Information and Certification of Tax Identification Numbers. The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Account or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Entitled Holders in accordance with their proportionate interest in the Escrow Account set forth on Exhibit A. The Stockholder Representative agrees to provide the Escrow Agent with certified tax identification numbers for each Entitled Holder by causing each Entitled Holder to complete, sign and return a Form W-9 (or Form W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service. The sole tax reporting obligation of the Escrow Agent shall be to file form 1099 INT with the Internal Revenue Service with respect to interest earnings paid to the Entitled Holders and to provide copies thereof to the Entitled Holders.

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(k) Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly caused this Escrow Agreement to be executed as of the day and year first above written.

PURCHASER:

BIOMARIN PHARMACEUTICAL INC.,

a Delaware corporation

By:

Name:

Title:

STOCKHOLDER REPRESENTATIVE:

ACERAS BIOMEDICAL, LLC,

a Delaware limited liability company

By:

Name:

Title:

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION,

a national banking association

By:

Name:

Title:

EXHIBIT A

ENTITLED HOLDER	PROPORTIONATE INTEREST IN ESCROW ACCOUNT
Aceras BioMedical, LLC	94.98%
Richard Stewart	3.54%
Anthony Clarke	1.48%

EXHIBIT B

ESCROW AGENT

SCHEDULE OF FEES

Escrow Agent Fee:	$3,000.00

STOCKHOLDER DISCLOSURE SCHEDULE

TO

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDERS

[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A-4